Exhibit 5.1

30 ROCKEFELLER PLAZA	ABU DHABI	HOUSTON
NEW YORK, NEW YORK	AUSTIN	LONDON
10112-4498	BEIJING	MOSCOW
TEL +1 212.408.2500	BRUSSELS	NEW YORK
FAX +1 212.408.2501	DALLAS	PALO ALTO
www.bakerbotts.com	DUBAI	RIO DE JANEIRO
	HONG KONG	RIYADH
WASHINGTON

[•], 2014

Liberty Broadband Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Broadband Corporation, a Delaware corporation, (the “Company”), we have examined and are familiar with the Registration Statement on Form S-1, as amended (File No. 333-197619) (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of [•] shares (the “Series A Shares”) of the Company’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), [•] shares (the “Series B Shares”) of the Company’s Series B common stock, par value $.01 per share (the “Series B Common Stock”) and [•] shares (the “Series C Shares” and together with the Series A Shares and the Series B Shares, the “Shares”) of the Company’s Series C common stock, par value $.01 per share (the “Series C Common Stock” and together with the Series A Common Stock and the Series B Common Stock, the “Common Stock”) to be distributed, as a dividend, (the “Distribution”) by Liberty Media Corporation (“Liberty”) to holders of its Series A common stock, par value $.01 per share, Series B common stock, par value $.01 per share, and Series C common stock, par value $.01 per share, in a spin-off (the “Spin-Off”), in accordance with and as more fully set forth in the prospectus forming part of the Registration Statement.

In connection with rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i) the form of the Restated Certificate of Incorporation of the Company to be in effect upon its filing with the Secretary of State of the State of Delaware at the time of the Spin-Off; (ii) the form of Bylaws of the Company to be in effect at the time of the Spin-Off; (iii) the form of stock certificates representing the Series A Common Stock, the Series B Common Stock and the Series C Common Stock included as Exhibits 4.1, 4.2 and 4.3 to the Registration Statement, respectively; (iv) records of proceedings of the boards of directors of the Company and Liberty; and (v) such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company and Liberty as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the terms of the Distribution as described in the prospectus forming part of the Registration Statement, the Shares will be duly authorized, fully paid, validly issued and non-assessable.

This opinion is limited to the corporate laws of the state of Delaware and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

BAKER BOTTS L.L.P.